                                                                    EXHIBIT 11.1

COMPUTATION OF LOSS PER SHARE

                                                 Three months ended
                                                     March 31,
                                           ------------------------------
                                              2002               2001
                                           ------------      ------------
PRIMARY AND FULLY DILUTED:

Average shares outstanding                   19,087,289        17,803,289

Effect of potentially issuable                       --                --
common stock

Effect of shares over market                         --                --
                                           ------------      ------------

Total                                        19,087,289        17,803,289

Net loss                                   $   (676,028)     $   (211,742)
                                           ============      ============

Primary loss per share                     $      (0.04)     $      (0.01)
                                           ============      ============

Fully diluted loss per share               $      (0.04)     $      (0.01)
                                           ============      ============


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